Exhibit 99.1

SciVac Therapeutics Enters into Agreement to Acquire VBI Vaccines

CAMBRIDGE, MA and VANCOUVER, BRITISH COLUMBIA (October 26, 2015) – VBI Vaccines Inc. (NASDAQ:VBIV) (“VBI”) and SciVac Therapeutics Inc. (TSX:VAC and OTCQX:SVACF) (“SciVac”) announced today that they have entered into an agreement and plan of merger (the “Agreement”) under which SciVac has agreed to acquire VBI to form a commercial-stage company with a licensed hepatitis B (“HBV”) vaccine and a pipeline of preventative and therapeutic vaccine candidates.

Pursuant to the Agreement, a newly-formed wholly owned subsidiary of SciVac will merge with and into VBI (the “Merger”), with VBI surviving the Merger as a wholly owned subsidiary of SciVac, and SciVac will change its name to VBI Vaccines Inc. At the effective time of the Merger, each share of VBI common stock will be converted into the right to receive 20.808356 common shares of SciVac (the “Exchange Ratio”). In aggregate, VBI stockholders will receive approximately 541,573,712 common shares of SciVac, representing approximately 42% of the issued and outstanding shares and voting power of the combined company after giving effect to the Merger. Holders of options and warrants to purchase VBI common stock will receive options and warrants to purchase common shares of SciVac in exchange for their VBI options and warrants, as adjusted based on the Exchange Ratio but otherwise on the same terms and conditions as in the original VBI options and warrants. In total, upon consummation of the Merger, holders of VBI’s securities will receive shares, options and warrants of SciVac representing approximately 46% of the fully diluted outstanding shares of the combined company. OPKO Health, Inc. (NYSE: OPK) will be the largest shareholder of the combined company, with approximately 14% of the issued and outstanding shares of the combined company. The percentage ownerships described above are before giving effect to any concurrent financing transaction and issuance of equity incentive awards under a new equity incentive plan to be adopted at the effective time of the Merger.

The boards of directors of both companies have unanimously approved the Agreement, the Merger and the transactions contemplated by the Agreement. The transactions are subject to customary closing conditions, including the approval of the shareholders of each of SciVac and VBI.

Jeff Baxter, VBI’s President and Chief Executive Officer, will be the President and Chief Executive Officer of the combined company. VBI’s Chairman of the Board, Dr. Steven Gillis, Ph.D., will serve as Chairman of the Board of the combined company. Dr. David Anderson, Ph.D., VBI’s Chief Scientific Officer, will be Chief Scientific Officer of the combined company; and Dr. Curtis Lockshin, Ph.D., SciVac’s Chief Executive Officer, will assume the role of Chief Technical Officer of the combined company.

“The acquisition of VBI provides SciVac with access to an impressive portfolio of vaccine candidates that may address large unmet needs in both infectious diseases and oncology,” said Dr. Lockshin. “We expect that our vaccine development and manufacturing capabilities, intellectual property and existing contractual relationships will allow us to further the potential of this union. In addition, with the guidance of VBI leadership, we plan to drive future sales of Sci-B-Vac, our hepatitis B vaccine, by conducting new clinical trials with the goal of securing additional regulatory approvals in key markets and indications.”

Sci-B-Vac is a commercial HBV vaccine that mimics all three viral surface antigens of the hepatitis B virus. Sci-B-Vac offers rapid onset of protection, high levels of anti-HBV antibodies and can be administered at lower doses than competing HBV vaccines. Sci-B-Vac is approved in fifteen countries and has demonstrated a favorable safety and efficacy profile in hundreds of thousands of patients.

“We are excited to join with SciVac in the planned growth of market penetration for Sci-B-Vac while simultaneously advancing our pipeline of vaccine candidates,” said Jeff Baxter. “VBI will bring to the combined company its proprietary eVLP and LPV platforms, a pipeline of vaccine candidates, strong immunology and biologics formulation expertise and an experienced board and management team. We’re thrilled to combine with SciVac’s assets and talent to create what we believe will become a leading vaccine developer with global aspirations.”

VBI’s eVLP Platform enables the development of enveloped (“e”) virus-like particle (“VLP”) vaccines that closely mimic the structure of enveloped viruses. VBI’s lead eVLP asset is a preventative cytomegalovirus (“CMV”) vaccine; VBI has initiated work for GMP manufacturing of its CMV candidate for use in formal preclinical and Phase I trials. VBI’s eVLP Platform has also given rise to a novel therapeutic vaccine candidate for glioblastoma (“GBM”) and a preventative vaccine for respiratory syncytial virus (“RSV”). VBI’s Lipid Particle Vaccine (LPV) Platform is a proprietary formulation and process that enables the development of vaccines and biologics that can withstand storage or shipment at constantly fluctuating temperatures.

Key Transaction Details

On October 26, 2015, VBI filed a Current Report on Form 8-K, SciVac will furnish a Report on Form 6-K with the U.S. Securities and Exchange Commission (the “Current Reports”) and SciVac will file a Material Change Report with the Canadian Securities Commissions (the “Material Change Report”), in each case with respect to the Merger. The Current Reports are or will be available for review at www.sec.gov, and the Material Change Report will be available for review at www.sedar.com. The information in this press release is qualified in its entirety by reference to the Current Reports, the Material Change Report and the Merger Agreement included as an exhibit to such reports.

After taking into consideration, among other things, the terms of the Merger and following discussions with its legal and financial advisors, SciVac's board of directors has unanimously concluded that the Merger is fair to, and in the best interests of SciVac and the acquisition subsidiary, respectively, and their respective shareholders, and declared it advisable to enter into the Agreement and consummate the Merger. SciVac's board of directors intends to recommend in the management information circular to be mailed in connection with a SciVac shareholder meeting to approve the Merger that SciVac's shareholders vote in favor of the Merger in all respects.

Similarly, after taking into consideration, among other things, the terms of the Merger and following discussions with its legal and financial advisors, VBI's board of directors has unanimously concluded that the Merger is fair to, and in the best interests of VBI and its stockholders, and has declared it advisable to enter into the Agreement and consummate the Merger, and plans to recommend in the proxy statement to be mailed in connection with a VBI stockholder meeting to approve the Merger that VBI’s stockholders vote in favor the Merger in all respects.

Shareholders collectively holding approximately 41% of the issued and outstanding SciVac common shares and stockholders collectively holding approximately 39% of the issued and outstanding VBI common stock have agreed to vote in favor of the Merger.

Advisors

Greenberg Traurig, P.A. served as legal counsel to SciVac, and Mitchell Silberberg & Knupp LLP served as VBI’s legal counsel. Blake, Cassels & Graydon LLP served as Canadian counsel to SciVac, and Borden Ladner Gervais LLP served as Canadian counsel to VBI. Pearl Cohen Zedek Latzer Baratz served as SciVac’s Israeli legal counsel, and Yehuda Raveh & Co. served as VBI’s Israeli legal counsel.

About SciVac Therapeutics Inc.

SciVac Therapeutics Inc., headquartered in Rehovot Israel, is in the business of developing, producing and marketing biological products for human healthcare. SciVac's flagship product, Sci-B-Vac™, is a recombinant third-generation hepatitis B vaccine. SciVac is also developing an early-stage enzyme-based product designated S-Graft, which is a recombinant human deoxyribonuclease I, a repurposed biological therapeutic intended for the prevention and treatment of graft-versus-host disease (“GVHD”). SciVac also offers contract development and manufacturing services to the life sciences and biotechnology markets.

Website Home: http://www.scivactherapeutics.com

Investors: http://ir.scivactherapeutics.com/

SciVac Contact

Curtis Lockshin, Chief Executive Officer

Phone: +972-8-948-0625

Email: lockshin@scivactherapeutics.com

SciVac Investor Contact

James Martin, Chief Financial Officer

Phone: (305) 575-4207

Email: jmartin@scivactherapeutics.com

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a biopharmaceutical company developing novel technologies that seek to expand vaccine protection in large underserved markets. VBI’s eVLP vaccine platform allows for the design of enveloped (“e”) virus-like particle (“VLP”) vaccines that closely mimic the target virus. VBI’s lead eVLP asset is a prophylactic Cytomegalovirus (“CMV”) vaccine; VBI has initiated work for GMP manufacturing of its CMV candidate for use in formal preclinical and Phase I trials. VBI’s second platform is a thermostable technology that enables the development of vaccines and biologics that can withstand storage or shipment at constantly fluctuating temperatures. VBI has completed proof of concept thermostability studies on a number of vaccine and biologic targets. VBI is headquartered in Cambridge, MA with research facilities in Ottawa, Canada.

Website Home: http://www.vbivaccines.com/

News and Insights: http://www.vbivaccines.com/wire/

Investors: http://ir.vbivaccines.com/

VBI Contact

Perri Maduri, Communications Executive

Phone: (617) 830-3031 x124

Email: ir@vbivaccines.com

VBI Investor Contact

Nell Beattie

Director, Corporate Development and Investor Relations

Tel. (617) 830-3031 x128

Important Information For Investors And Stockholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed business combination between VBI Vaccines Inc. (“VBI”) and SciVac Therapeutics Inc. (“SciVac”). In connection with this proposed business combination, VBI and/or SciVac will file relevant materials with the Securities Exchange Commission (the “SEC”) and applicable Canadian securities regulatory authorities (“Canadian Securities Commissions”), including a SciVac registration statement on Form F-4 or S-4 that will include a proxy statement of VBI and constitute a prospectus of SciVac. INVESTORS AND SECURITY HOLDERS OF VBI AND SCIVAC ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC AND THE CANADIAN SECURITIES COMMISSIONS CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement (if and when available) will be mailed to stockholders of VBI. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by VBI and/or SciVac through the website maintained by the SEC at www.sec.gov and, in the case of documents of SciVac filed with the Canadian Securities Commissions, on SciVac’s SEDAR profile on www.sedar.com. Copies of the documents filed with the SEC by VBI will be available free of charge on VBI’s website at http://www.vbivaccines.com or by contacting VBI’s Investor Relations Department by email at ir@vbivaccines.com or by phone at (617) 830-3031 x128. Copies of the documents filed with the SEC and the Canadian Securities Commissions by SciVac will be available free of charge on SciVac’s website at www.scivactherapeutics.com or by contacting SciVac’s Investor Relations Department by email at jmartin@scivactherapeutics.com or by phone at (305) 575-4207.

Participants in Solicitation

VBI, SciVac, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of VBI is set forth in the proxy statement for VBI’s 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 15, 2015 and available for review at www.sec.gov. Information about the directors and executive officers of SciVac is set forth in its Management Information Circular, furnished as Exhibit 99.1 to SciVac’s Form 6-K, furnished to the SEC on September 2, 2015 and available for review at www.sec.gov.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC and with the Canadian Securities Commissions when they become available.

Cautionary Statement on Forward-looking Information

Certain statements in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or forward-looking information under applicable Canadian securities legislation (collectively, “forward-looking statements”) that may not be based on historical fact, but instead relate to future events, including without limitation statements containing the words “believe”, “may”, “plan”, “will”, “estimate”, “continue”, “anticipate”, “intend”, “expect” and similar expressions. All statements other than statements of historical fact included in this release are forward-looking statements, including statements regarding: the ability of SciVac and VBI to consummate the transactions contemplated by the Agreement; the anticipated benefits of the transactions contemplated by the Agreement, including the Merger; and statements regarding the operation of each of VBI and SciVac’s businesses, including the expected development and/or commercialization of each of VBI and SciVac’s products.

Such forward-looking statements are based on a number of assumptions, including assumptions regarding the ability of the parties to satisfy, in a timely manner, the conditions contained in the Agreement; the successful development and/or commercialization of VBI and SciVac’s respective products, including the receipt of necessary regulatory approvals; general economic conditions; that the parties’ respective businesses are able to operate as anticipated without interruptions; competitive conditions; and changes in laws, rules and regulations applicable to VBI and SciVac.

Although management of VBI and SciVac believe that the assumptions made and expectations represented by such statements are reasonable, there can be no assurance that a forward-looking statement contained herein will prove to be accurate. Actual results and developments may differ materially from those expressed or implied by the forward-looking statements contained herein and even if such actual results and developments are realized or substantially realized, there can be no assurance that they will have the expected consequences or effects. Factors which could cause actual results to differ materially from current expectations include: non-completion of the transactions contemplated by the Agreement, including due to the parties failing to receive the necessary shareholder, stock exchange and regulatory approvals or the inability of the parties to satisfy in a timely manner and on satisfactory terms the necessary conditions; the failure to successfully develop or commercialize the parties’ respective products; adverse changes in general economic conditions or applicable laws, rules and regulations; and other factors detailed from time to time in each of VBI and SciVac’s periodic disclosure.

Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements and information, which are qualified in their entirety by this cautionary statement. All forward-looking statements and information made herein are based on the parties’ current expectations and neither party undertakes an obligation to revise or update such forward-looking statements and information to reflect subsequent events or circumstances, except as required by law.

Neither the Toronto Stock Exchange nor its Regulation Services Provider (as that term is defined in the policies of the Toronto Stock Exchange), accepts responsibility for the adequacy or accuracy of this news release.